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                                                                    EXHIBIT 10.1

                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                                 MARCH 22, 2005

                                      AMONG

                              MANDALAY RESORT GROUP

                          CIRCUS CIRCUS MICHIGAN, INC.

                                 CCM MERGER INC.

                                       AND

                              CCM MERGER SUB., INC.

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                          AGREEMENT AND PLAN OF MERGER

            This Agreement and Plan of Merger (this "Agreement") is made and entered into as of March 22, 2005 by and among Mandalay Resort Group, a Nevada corporation ("MRG"), Circus Circus Michigan, Inc, a Michigan corporation (the "Company"), CCM Merger Inc., a Michigan corporation ("Parent"), CCM Merger Sub., Inc., a Michigan corporation ("Merger Subsidiary") and MGM MIRAGE, a Delaware Corporation ("MGM MIRAGE").

            WHEREAS, the Company, a wholly owned subsidiary of MRG, is a member of Detroit Entertainment, L.L.C., a Michigan limited liability company ("DE"), which owns the assets and business of the MotorCity Casino ("MotorCity").

            WHEREAS, an Affiliate of the Parent is also a holder of an indirect interest in DE through Atwater Casino Group, L.L.C., a Michigan limited liability company ("ACG").

            WHEREAS, MRG and MGM MIRAGE are parties to the MGM MIRAGE/MRG Merger Agreement pursuant to which MGM MIRAGE will acquire MRG as a wholly-owned subsidiary.

            WHEREAS, MGM MIRAGE holds an indirect interest in MGM Grand Detroit, LLC, a Delaware limited liability company doing business as the MGM Grand Detroit Casino.

            WHEREAS, the Michigan Gaming Control and Revenue Act prohibits any person from owning more than a 10% interest in more than one casino in Detroit, Michigan.

            WHEREAS, the Parent desires to acquire the Company through a merger (the "Merger") of Merger Subsidiary with and into the Company, which merger shall take place immediately prior to the consummation of MGM MIRAGE's acquisition of MRG.

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            "ACG" shall have the meaning set forth in the recitals

            "Additional Tax Liability" shall have the meaning set forth in
Section 6.08(d).

            "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, "control"

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(including the terms "controlled by" and "under common control with") with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the management and policies of such Person; provided, however, that notwithstanding the foregoing, in no event shall the term Affiliate, when used in the context of MGM MIRAGE, include any entities owned or controlled by or under common control with, the majority stockholder of MGM MIRAGE, other than MGM MIRAGE and each Subsidiary of MGM MIRAGE or entity controlled by MGM MIRAGE.

            "Agreement" shall have the meaning set forth in the preamble.

            "Allocation Statement" shall have the meaning set forth in Section 6.08(b).

            "Antitrust Division" shall have the meaning set forth in Section 6.06(b).

            "Articles of Merger" shall have the meaning set forth in Section
2.02.

            "Board of Arbitration" shall have the meaning set forth in Section 8.03(c).

            "business day" shall mean any Monday, Tuesday, Wednesday, Thursday or Friday which banks located in Detroit, Michigan are not authorized to close.

            "City" shall have the meaning set forth in Section 6.04(a).

            "Claim Notice" means written notification pursuant to Section 8.03(a) of a Third Party Claim as to which indemnity under Section 8.02 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under Section 8.02, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Third Party Claim.

            "Closing" shall have the meaning set forth in Section 2.05.

            "Closing Date" shall have the meaning set forth in Section 2.05.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations promulgated thereunder.

            "Company" shall have the meaning set forth in the preamble.

            "Company Common Stock" shall have the meaning set forth in Section 2.04(a).

            "Company Disclosure Schedule" shall have the meaning set forth in
Article V.

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            "Company Group" means any combined, unitary, consolidated or other affiliated group within the meaning of Section 1504 of the Code or otherwise, of which the Company or any Subsidiary is or has been a member for federal, state, local or foreign tax purposes.

            "Company Material Adverse Effect" means any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (i) the business, assets, operations, financial condition or results of operations of the Company or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement.

            "Company Required Statutory Approvals" shall have the meaning set forth in Section 5.09.

            "Contract" shall have the meaning set forth in Section 4.02(b).

            "DE" shall have the meaning set forth in the recitals.

            "Development Agreement" shall have the meaning set forth in Section 6.04(a).

            "Dispute Period" means the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

            "EDC" shall have the meaning set forth in Section 6.04(a).

            "Effective Time" shall have the meaning set forth in Section 2.02.

            "Elections" shall have the meaning set forth in Section 6.08(a).

            "Employees" shall have the meaning set forth in Section 6.15.

            "Encumbrance" means any security interest, pledge, mortgage, option, lien (including environmental and Tax liens), assessment, lease, charge, encumbrance, adverse claim, preferential arrangement, equitable interest, right of first refusal or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

            "Excess Cash" shall mean $8,000,000, which is inclusive of all distributions, including tax distributions.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "FTC" shall have the meaning set forth in Section 6.06(b).

            "GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

            "Gaming Authorities" means, collectively, (a) the Nevada Gaming Commission, (b) the Nevada Gaming Control Board, (c) the New Jersey Division of Gaming Enforcement, (d) the New Jersey Casino Control Commission, (e) the Mississippi Gaming Commission, (f) the Michigan Gaming Control Board, (g) the Illinois Gaming Board and (h) any other Governmental

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Entity that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by MRG, the Parent, MGM MIRAGE, MotorCity or their respective Affiliates within its jurisdiction.

            "Gaming Laws" shall mean the federal, state, local or foreign statutes, ordinances, rules, regulations, permits, consents, approvals, licenses, judgments, orders, decrees, injunctions and other authorizations governing or relating to the current or contemplated casino and gaming operations and activities of MRG, MGM MIRAGE and their respective Affiliates, the Parent and Merger Subsidiary.

            "Governmental Entity" means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) governmental or quasi-governmental entity of any nature, including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, taxing authority or unit and any court or other tribunal (foreign, federal, state or local), or (c) Person or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature, including the Gaming Authorities.

            "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Entity.

            "Guaranty" shall have the meaning set forth in Section 6.04(a).

            "HSR Act" shall have the meaning set forth in Section 4.02(c).

            "Indemnified Party" means a Parent Indemnified Party or a MRG Indemnified Party, as the case may be.

            "Indemnifying Party" means the MRG Indemnifying Party, the MGM MIRAGE Indemnifying Party or the Parent Indemnifying Parties, as the case may be.

            "Indemnity Notice" means written notification pursuant to Section 8.03(b) of a claim for indemnity under Article VIII by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

            "Intercompany Account Settlement" shall have the meaning set forth in Section 6.13.

            "IRS" means the Internal Revenue Service.

            "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity, including all Gaming Laws.

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            "Liabilities" means all debts, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due), including those arising under any Law, action, investigation, inquiry or order and those arising under any Contract.

            "Loss" means any action, cost, damage, Liability, loss, injury, penalty, or obligation of any kind or nature, including interest, penalties, fines, legal, accounting, and other professional fees and expenses incurred in the investigation, collection, prosecution, determination and defense thereof and amounts paid in settlement payable to third parties that may be imposed on or otherwise incurred or suffered and which give rise to a valid claim for indemnification under Article VIII. In addition, (a) if the Parent shall breach its obligation to consummate the Merger or (b) if Ms. Ilitch shall breach her obligation to cause the Merger Consideration to be delivered as provided in
Section 6.07, Loss shall include (i) the difference between the Merger Consideration and any lesser amount received by MRG from the disposition of the Company and (ii) all other actual and reasonable costs and expenses (including fees and expenses of investment bankers and attorneys) incurred by MRG in connection with such disposition of the Company; provided that in the case of either clause (a) or (b), the amount of Loss shall not exceed $300 million.

            "Material Contract" shall mean any Contract providing for aggregate payments of at least $250,000 over the term of the Contract.

            "MCL" means Sections 450.1701-450 1774 of the Michigan Compiled Law.

            "Merger" shall have the meaning set forth in the recitals.

            "Merger Consideration" shall mean Five Hundred Twenty-Five Million Dollars ($525,000,000).

            "Merger Subsidiary" shall have the meaning set forth in the preamble.

            "MGM MIRAGE" shall have the meaning set forth in the preamble.

            "MGM MIRAGE Indemnifying Party" means MGM MIRAGE.

            "MGM MIRAGE/MRG Merger Agreement" shall mean that certain Agreement and Plan of Merger dated as of June 15, 2004 among MGM MIRAGE, MGM MIRAGE Acquisition Co #61 and MRG.

            "MotorCity Customer Data" shall have the meaning set forth in
Section 6.1l(c).

            "MotorCity" shall have the meaning set forth in the recitals.

            "MRG Indemnified Parties" means MRG and MGM MIRAGE and their respective officers, directors, employees, shareholders, agents and representatives, successors and assigns.

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            "MRG Indemnifying Parties" shall mean MGM MIRAGE and, after the
Merger, shall include MRG.

            "MRG" shall have the meaning set forth in the preamble.

            "Ms Ilitch" shall mean Marian Ilitch.

            "Operating Agreement" means the Operating Agreement of Detroit Entertainment, L.L.C., dated as of October 7, 1997, as amended through the date hereof and as may be further amended from time to time.

            "Ordinary Course of Business" means an action taken by a Person if
(a) such action is consistent with the past practices of such Person and is taken in the normal day-to-day operations of such Person and (b) such action is not required to be authorized by the board of directors (or management committee) of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person, including actions that are consistent with approvals previously received from the Board of Directors of the Company (or the Management Committee of DE).

            "Parent" shall have the meaning set forth in the preamble.

            "Parent Disclosure Schedule" shall have the meaning set forth in
Article IV.

            "Parent Indemnified Parties" means Ms. Ilitch, the Parent, Merger Subsidiary and, after the Merger, the Surviving Corporation, and their respective directors, managers, officers, employees, agents, shareholders, representatives, successors and assigns.

            "Parent Indemnifying Parties" means the Parent and, after the Merger, the Surviving Corporation.

            "Parent Material Adverse Effect" means any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (i) the business, assets, operations, financial condition or results of operations of the Parent and its Subsidiaries taken as a whole, or (ii) the ability of the Parent to consummate the transactions contemplated by this Agreement.

            "Parent Required Statutory Approvals" shall have the meaning set forth in Section 4.02(c).

            "Person" means an individual, corporation, partnership, limited liability company, joint stock company, joint venture, association, trust or other entity or organization, including a Governmental Entity

            "Pre-Closing Period" shall have the meaning set forth in Section
9.01.

            "Pre-Closing Period Tax Return" shall have the meaning set forth in
Section 9.02(a).

            "Recipient" shall have the meaning set forth in Section 9.04(a).

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            "Resolution Period" means the period ending thirty (30) days following receipt by an Indemnified Patty of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in an Indemnity Notice.

            "SEC" shall mean the Securities and Exchange Commission.

            "Straddle Period" shall have the meaning set forth in Section
9.01(a).

            "Straddle Period Tax Returns" shall have the meaning set forth in
Section 9.02(b).

            "Subsidiary" means, with respect to any specified Person any other person of which more than 50% of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other governing body thereof is at the time owned or controlled, directly or indirectly, by such Person and/or one or more of the other subsidiaries of such Person.

            "Surviving Corporation" shall have the meaning set forth in Section 2.01.

            "Tax Claim" shall have the meaning set forth in Section 9.04(a).

            "Taxes" means any and all taxes, charges, customs, fees, levies, duties, Liabilities, impositions or other assessments, including income, gross receipts, profits, excise, real or personal property, environmental, recapture, sales, use, value-added, withholding, social security, retirement, employment, unemployment, occupation, service, license, net worth, payroll, franchise, capital gains, stamp, transfer and recording taxes, general or special assessments, fees and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), and all taxes, fees and other charges assessed under the Gaming Laws (excluding any and all fees, charges, costs and expenses assessed against Parent or any of its principals by the Gaming Authorities in connection with the filing, investigation and/or processing of the applications of Parent and any of its principals to obtain all Governmental Approvals necessary to own and operate the Company and MotorCity and its facilities and related amenities), whether computed on a separate, consolidated, unitary, combined or any other basis; and any interest, fines, penalties, additions to tax, or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, customs, fees, levies, duties, Liabilities, impositions or other assessments.

            "Tax Returns" means all information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including attachments thereto, declarations, disclosures, schedules, estimates and elections and amendments thereof, including information returns.

            "Third Party Claim" shall have the meaning set forth in Section 8.03(a).

            "Transfer Taxes" shall have the meaning set forth in Section 9.05.

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                                   ARTICLE II

                               THE MERGER; CLOSING

            SECTION 2.01. Merger.

            Upon the terms and subject to the conditions of this Agreement, and in accordance with the MCL, Merger Subsidiary shall be merged with and into Company at the Effective Time Following the Merger, the separate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and a direct or indirect wholly-owned subsidiary of the Parent, and shall succeed to and assume all the rights and obligations of Merger Subsidiary in accordance with the MCL.

            SECTION 2.02. Effective Time. The Merger shall become effective when a Certificate of Merger (the "Articles of Merger"), executed in accordance with the relevant provisions of the MCL, is filed with the Michigan Department of Labor & Economic Growth When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Articles of Merger are accepted for record or such later time established by the Articles of Merger. The filing of the Articles of Merger shall be made on the Closing Date.

            SECTION 2.03. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the MCL.

            SECTION 2.04. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of MRG, the Company, the Parent or Merger Subsidiary:

            (a) each issued and outstanding share of the Company's common stock, no par value per share ("Company Common Stock"), held by the Company as treasury stock, if any, shall cease to exist, and no payment or consideration shall be made with respect thereto.

            (b) all the issued and outstanding shares of Company Common Stock, other than shares of Company Common Stock referred to in paragraph (a) above, shall be converted into the right to receive an aggregate amount in cash, without interest, equal to the Merger Consideration. At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and the holder of the certificate(s) representing shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest; and

            (c) each issued and outstanding share of capital stock or ownership interest of Merger Subsidiary shall be converted into one fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.

            (d) pursuant to this transaction, the Surviving Corporation, an entity wholly owned and controlled by Ms. Ilitch, succeeds to substantially all the assets of the Company by operation of law.

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            SECTION 2.05. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the executive offices of MGM MIRAGE, 3600 Las Vegas Blvd. South, Las Vegas, NV 89109, immediately prior to the consummation of the merger of MRG with and into MGM MIRAGE Acquisition Co. #61 as provided in the MGM MIRAGE/MRG Merger Agreement (the "Closing Date"). On the Closing Date, the Parent shall cause the Merger Consideration to be paid to MRG by wire transfer of immediately available funds to an account designated by MRG. Immediately prior to the Closing the Company shall distribute to MRG all cash held by it, such that the Company shall not hold any cash as of the Effective Time. In addition, within 15 days following the Closing Date the Parent shall pay the Excess Cash to the MRG. At the Effective Time the Merger Consideration shall be paid to MRG and certificates representing the shares of Company Common Stock shall be delivered to the Parent.

            SECTION 2.06. No Prejudice of Rights. The parties acknowledge that
(i) nothing contained in Section 2.05 shall in any way prejudice the rights of the other member of DE under the Operating Agreement and (ii) the Operating Agreement, including, without limitation, Articles VI and VIII thereof, remains in full force and effect.

                                   ARTICLE III

                THE SURVIVING CORPORATION; DIRECTORS AND OFFICERS

            SECTION 3.01. Articles of Incorporation. The Articles of Incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable Law and the terms of this Agreement.

            SECTION 3.02. Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until amended, altered or repealed in accordance with applicable Law.

            SECTION 3.03. Directors and Officers. The directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time. The officers of Merger Subsidiary shall be the officers of the Surviving Corporation as of the Effective Time.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER
                                   SUBSIDIARY

            The Parent and Merger Subsidiary jointly and severally represent and warrant to MRG that, except as set forth in the Disclosure Schedule of the Parent dated as of the date hereof (the "Parent Disclosure Schedule"), it being agreed that disclosure of any item on the Parent Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Parent Disclosure Schedule:

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            SECTION 4.01. Organization and Qualification. The Parent is a
corporation and Merger Subsidiary is a corporation, in each case duly organized, validity existing and in good standing under the laws of the state of its incorporation or formation and has the requisite corporate or other organizational power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Parent and Merger Subsidiary is duly qualified and licensed to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so organized, existing, qualified, licensed and in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

            SECTION 4.02. Authority; Non-Contravention; Approvals.

            (a) The Parent and Merger Subsidiary each have full corporate or organizational power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and the Merger have been approved and adopted by the Boards of Directors of the Parent and Merger Subsidiary and the sole stockholder of Merger Subsidiary, and no other corporate or similar proceedings on the part of the Parent or Merger Subsidiary are necessary to authorize the execution and delivery of this Agreement or the consummation by the Parent and Merger Subsidiary of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Subsidiary and, assuming the due authorization, execution and delivery hereof by MRG and the Company, constitutes a valid and legally binding agreement of each of Parent and Merger Subsidiary enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

            (b) The execution, delivery and performance of this Agreement by each of Parent and Merger Subsidiary and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective certificates or articles of incorporation, articles of organization, bylaws or operating agreements of Parent or any of its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets subject, in the case of consummation, to obtaining prior to the Effective Time the Parent Required Statutory Approvals or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (each a "Contract" and collectively "Contracts") to which Parent or any of its Subsidiaries is now a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound or affected. Excluded from the foregoing sentence of this paragraph (b), insofar as it applies to the terms, conditions or provisions described in clauses (ii) and (iii) of this paragraph (b), are such

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violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests or encumbrances that would not reasonably be expected to have a Parent Material Adverse Effect and would not delay or hinder the consummation of the Merger.

            (c) Except for (i) the filings by the Parent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) applicable filings, if any, with the SEC pursuant to the Exchange Act, if applicable, (iii) filing of the Articles of Merger with the Secretary of State of the State of Michigan in connection with the Merger (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the "Parent Required Statutory Approvals") and (iv) notices, filings and approvals required by Gaming Laws and Gaming Authorities, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent and Merger Subsidiary or the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected to have a Parent Material Adverse Effect and would not delay the consummation of the Merger.

            SECTION 4.03. Funding of Merger Consideration. The Parent has obtained a commitment from Deutsche Bank and Merrill Lynch to provide all financing required by the Parent to consummate the Merger. True, correct and complete copies of such commitments have been provided to MGM MIRAGE.

            SECTION 4.04. Licensing. The Parent and Merger Subsidiary know of no reason why either would be denied any required licenses or approvals from any Gaming Authority with jurisdiction over the transactions contemplated hereby, and Parent and Merger Subsidiary reasonably expect that all licenses and approvals required under Gaming Laws will be obtained from all such Gaming Authorities prior to or following the Closing in accordance with applicable Gaming Laws.

            SECTION 4.05. Litigation. Except as set forth on Schedule 4.05, there is no action, suit or proceeding, claim, arbitration or investigation, including indemnification matters, against Parent or its Affiliates or any of their respective properties or assets, pending or, to the knowledge of Parent, threatened against Parent or its Affiliates or any of their respective properties or assets, before any Governmental Entity or arbitration body, the adverse determination of which would reasonably be expected to have a Parent Material Adverse Effect or delay the Merger and there is no Governmental Order or arbitration award outstanding against Parent or its Affiliates or any of their respective properties or assets which would reasonably be expected to have a Parent Material Adverse Effect or delay the Merger.

            SECTION 4.06. Access to Information. The Parent and Merger Subsidiary acknowledge that Marian Ilitch, the President of the Parent and Merger Subsidiary, is a member of the Management Committee of DE. In such capacity Ms. Ilitch has had access to such information concerning DE and MotorCity as she determined to be necessary in connection with the execution and delivery of this Agreement. Accordingly, except as expressly provided otherwise, MRG and the Company are not making any representations or warranties concerning DE or MotorCity.

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            SECTION 4.07. Brokers and Finders. The Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of MRG or MGM MIRAGE to pay any investment banking fees, finder's fees or brokerage fees in connection with the transactions contemplated hereby.

                                    ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF MRG AND THE COMPANY AND
                            WARRANTIES OF MGM MIRAGE

            With respect to Sections 5.01 to 5.04. MRG and the Company jointly and severally represent and warrant to the Parent and Merger Subsidiary that, except as set forth in the Disclosure Schedule of Company dated as of the date hereof (the "Company Disclosure Schedule"), it being agreed that disclosure of any item on the Company Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Company Disclosure Schedule:

            SECTION 5.01. Organization and Qualification. MRG and the Company are each corporations, duly organized, validly existing and in good standing under the state of their respective incorporation and each has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where, in either instance, the failure to be so organized or formed, existing, qualified, licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect. Copies of the Company's Articles of Incorporation, as in effect on the date hereof, including all amendments thereto certified as true, correct and complete by the Secretary of State of the State of Michigan, have heretofore been delivered to the Parent.

            SECTION 5.02. Capitalization.

            (a) The authorized capital stock of the Company consists of 60,000 shares of Company Common Stock. As of the date hereof, 100 shares of Company Common Stock are issued and outstanding. Each such share is validly issued, fully paid, nonassessable and free of preemptive rights MRG is the record and beneficial owner of 100% of the outstanding shares of Company Common Stock. The Company Common Stock is owned free and clear of all Encumbrances, excepting only restrictions on the subsequent transfer as may be imposed under applicable Laws (including Gaming Laws). There are no bonds, debentures, notes or other indebtedness of the Company having voting rights (or convertible into securities having voting rights). There are no other equity interests or securities of the Company reserved for issuance or any outstanding subscriptions, options, warrants, rights, "phantom" stock rights, convertible or exchangeable securities, stock appreciation rights, commitments, agreements, arrangements or undertakings of any kind, or other Contracts (other than this Agreement) granting to any Person any interest in or right to acquire at any time, or upon the happening of any stated event, any securities of the Company, or any interest in, exchangeable for, or convertible into, a security of the Company or pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company.

            (b) The Company is a member of DE and, as such, has the rights set forth in the Operating Agreement. The Company's membership interest in DE is owned by the Company free and clear of all Encumbrances, excepting only restriction on the subsequent transfer by the Surviving Corporation as may be imposed under applicable Laws or under the Operating Agreement. Other than its membership interests in DE, the Company does not own directly or indirectly, of record or beneficially, or have the right to acquire under any Contract, any capital stock or equity interests or any securities convertible, exchangeable, redeemable or exercisable into capital stock or equity interests of any other Person.

            SECTION 5.03. Authority; Non-Contravention; Approvals.

            (a) MRG and the Company each has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby This Agreement and the Merger have been approved and adopted by the Board of Directors of Company and by the sole shareholder of Company. No other corporate proceedings on the part of MRG or the Company are necessary to authorize the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by MRG and the Company, and, assuming the due authorization, execution and delivery hereof by the Parent and Merger Subsidiary, constitutes a valid and legally binding agreement of MRG and the Company enforceable against MRG and the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

            (b) The execution, delivery and performance of this Agreement by MRG and the Company and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of MRG and the Company or any of their Subsidiaries under any of the terms, conditions or provisions of (i) the respective articles of incorporation, bylaws or other organizational documents of MRG and the Company or any of their Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to MRG and the Company or any of their Subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals, or (iii) any Contract to which MRG and the Company or any of their Subsidiaries is now a party or by which MRG and the Company or any of their Subsidiaries or any of their properties or assets may be bound or affected; provided that no representation or warranty is being made by MRG, the Company or MGM MIRAGE with respect to the Operating Agreement. Excluded from the foregoing sentence of this paragraph (b), insofar as it applies to the terms, conditions or provisions described in clauses (ii) and (iii) of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests or encumbrances that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

            SECTION 5.04. Brokers and Finders. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Parent, the Surviving Corporation or MotorCity to pay any investment banking fees, finder's fees or brokerage fees in connection with the transactions contemplated hereby.

            With respect to Sections 5.05 through 5.11. MGM MIRAGE warrants to the Parent and Merger Subsidiary that, except as set forth in the Company Disclosure Schedule, it being agreed that disclosure of any item on the Company Disclosure Schedule shall be deemed disclosure with respect to all Sections in the Agreement if the relevance of such item is reasonably apparent from the face of the Company Disclosure Schedule:

            SECTION 5.05. Operations of the Company. The Company is not, and since its formation has not, engaged in any business not related to MotorCity or the Company's ownership interest therein. The Company is not a party to any Contract, other than this Agreement, the Operating Agreement and other agreements arising from or relating to MotorCity or the Company's ownership interest therein.

            SECTION 5.06. Real Property. The Company does not own or lease and has never owned or leased any real property.

            SECTION 5.07. Employees. The Company does not have any employees except as set forth on Schedule 5.07.

            SECTION 5.08. Litigation. Except as set forth on Schedule 5.08, there are no suits, actions, claims, arbitrations, proceedings or investigations pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary of the Company which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

            SECTION 5.09. Statutory Approvals. Except for (i) the filings by MRG and the Company required by the HSR Act, (ii) applicable filings, if any, with the SEC pursuant to the Exchange Act, (iii) the filing of the Articles of Merger with the Department of Labor and Economic Growth in connection with the Merger, and (iv) any filings with or approvals from authorities required solely by virtue of the jurisdictions in which MRG and the Company or their respective Subsidiaries conduct any business or own any assets (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by MRG and the Company or the consummation by MRG and the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

            SECTION 5.10. No Undisclosed Liabilities. Except for any Liabilities arising under the Operating Agreement or otherwise related to MotorCity or the Company's ownership interest therein, the Company does not have any Liabilities.

            SECTION 5.11. Taxes.

            (a) The Company and each Company Group (i) has timely filed (taking into account all valid extensions of time for filing) with the appropriate taxing authorities all material federal, state and local Tax Returns required by applicable Law to be filed by the Company, or any Company Group, as the case may be, and (ii) will timely file any such returns required by Law to be filed (taking into account all valid extensions of time for filing) on or prior to the Closing Date Such Tax Returns are (and, to the extent they will be filed prior to the Closing Date, will be) complete and accurate in all material respects. All Taxes of the Company and each Company Group shown due on any Tax Return or otherwise owed have been, or in the case of Taxes due after the date of this Agreement and prior to the Closing Date, will be, timely paid The Company does do not have pending any request for an extension of time within which to file Tax Returns.

            (b) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any Company Group. The Company has not received notice of any such pending audits or proceedings. There are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from the Company.

            (c) Neither the IRS nor any other taxing authority (whether domestic or foreign) has asserted, against the Company or any Company Group any material deficiency or material claim for Taxes.

            (d) There are no Encumbrances for Taxes upon any property or assets of the Company, except for Encumbrances for Taxes not yet due and payable.

            (e) The Company has no obligation under any Tax sharing agreement or similar arrangement.

            (f) The Company has not received a written ruling from any taxing authority.

            (g) No jurisdiction where the Company or any Company Group does business has made a claim that any of such entities is required to file a Tax Return in such jurisdiction.

            (h) The Company has complied in all respects with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and has, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under such laws.

            (i) The Company is not a party to any "listed transaction" as defined in Treasury Regulation Section 1.6011-4(b)(2).

            (j) MRG is not "foreign person" within the meaning of Section 1445 of the Code.

            (k) The Company has never (i) made an election under Section 1362 of the Code to be treated as an S corporation for Federal Income Tax purposes or
(ii) made any similar election under any comparable provision of any state, local or foreign tax law.

                                   ARTICLE VI

                                    COVENANTS

            SECTION 6.01. Conduct of Business by Company and DE Pending the Closing Date. Except as otherwise contemplated by this Agreement or disclosed in
Section 6.01 of the Company Disclosure Schedule, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless the Parent shall otherwise agree in writing, whether such agreement is made pursuant to this Agreement or the Operating Agreement (and, if made pursuant to this Agreement, which agreement shall not be unreasonably withheld or delayed), MRG shall cause the Company, and to the extent MRG is able to do so or is required to do so under the relevant constituent documents respecting DE, shall cause DE, taking into account any Fiduciary duties it may owe to persons having direct or indirect interests in DE, to:

            (a) conduct their respective businesses in the Ordinary Course of Business;

            (b) not amend the articles of incorporation or bylaws of the Company or the Operating Agreement of DE;

            (c) not split, combine or reclassify their outstanding capital stock or equity interests;

            (d) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares or equity interests of, or any options, warrants or rights of any kind to acquire any shares of, or equity interests in the Company or DE or any debt or equity securities convertible into or exchangeable for such equity interests;

            (e) with respect to the Company, not (i) incur or become contingently liable with respect to any indebtedness for borrowed money, (ii) make any acquisition of any assets or businesses, (iii) sell, pledge, dispose of or encumber any assets or businesses or (iv) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

            (f) with respect to MotorCity, not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the Ordinary Course of Business, and (B) borrowings to refinance existing outstanding indebtedness, (ii) make any acquisition of any assets or businesses other than expenditures for current assets in the Ordinary Course of Business and for fixed or capital assets in the Ordinary Course of Business,
(iii) sell, pledge, dispose of or encumber any assets or businesses other than
(A) sales or dispositions of businesses or assets as may be required by applicable Law, and (B) sales or dispositions of assets in the Ordinary Course of Business or (iv) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

            (g) not execute, modify or amend in any material respect or terminate any Material Contract or waive, release or assign any material rights or claims under any Material Contract, except, in each such case, in the Ordinary Course of Business;

            (h) use reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them, other than as expressly permitted by the terms of this Agreement;

            (i) not enter into, amend, modify or renew any employment, consulting, severance or similar agreements with, pay any bonus or grant any increase in salary, wage or other compensation or any increase in any employee benefit to, any directors, officers or employees of the Company or DE, except in each such case (i) as may be required by applicable Law, (ii) to satisfy obligations existing as of the date hereof, (iii) to extend the term of any existing employment agreements to a date not later than the day following the Closing Date; or (iv) in the Ordinary Course of Business;

            (j) not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any directors, officers or employees of the Company or DE, except, in each such case (i) as may be required by applicable Law or pursuant to the terms of this Agreement, (ii) to satisfy obligations existing as of the date hereof, including pursuant to any collective bargaining agreement or (iii) in the Ordinary Course of Business;

            (k) not make any material change with respect to financial accounting methods, policies or procedures, unless required by GAAP or made in the Ordinary Course of Business;

            (1) not make capital expenditures or enter into any binding commitment or contract to make capital expenditures, except (i) capital expenditures which DE is currently committed to make, (ii) capital expenditures consistent with DE's capital spending budget, (iii) capital expenditures for emergency repairs and other capital expenditures necessary in light of circumstances not anticipated as of the date of this Agreement which are necessary to avoid significant disruption to DE's business or operations consistent with past practice, or (iv) repairs and maintenance in the Ordinary Course of Business; and

            (m) except as provided in Section 6.08, not make, change or revoke any material Tax election unless required by Law or make any agreement or settlement with any taxing authority regarding any material amount of Taxes or which would reasonably be expected to increase the obligations of the Surviving Corporation or DE to pay Taxes in the future.

            For avoidance of doubt, until the Effective Time, the Company and DE shall continue to make distributions in the Ordinary Course of Business.

            The Parent and Merger Subsidiary acknowledge that the Company is not entitled to appoint a majority of the Members of the Management Committee of DE. Accordingly, DE may take action which is not in the Ordinary Course of Business even if the Company's designees to the Management Committee vote against such action. It shall not be a breach of the obligation of MRG and the Company to cause DE to comply with the restrictions set forth in this Section 6.01 so long as (i) the Company's designees to the Management Committee do not vote in favor of such actions or (ii) the Parent's or its Affiliates designees to the Management Committee vote in favor of such actions.

            SECTION 6.02. Control of Company's Operations Nothing contained in this Agreement shall give to the Parent or Merger Subsidiary, directly or indirectly, (i) rights to control or direct the Company's operations prior to the Effective Time or (ii) any additional rights to control DE prior to the Effective Time. Prior to the Closing Date, MRG shall exercise complete control and supervision of the Company. In addition, nothing contained herein shall give to MGM MIRAGE any rights to control the Company or DE in contravention of applicable Laws.

            SECTION 6.03. Notices of Certain Events

            (a) From the date hereof through the Closing Date, MRG shall promptly as is reasonably practicable after acquiring knowledge thereof, notify the Parent of: (i) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and
(ii) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company or DE which relate to the consummation of the transactions contemplated by this Agreement.

            (b) From the date hereof through the Closing Date, the Parent shall promptly as reasonably practicable after executive officers of the Parent acquire knowledge thereof, notify MRG of: (i) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, and (ii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened, against the Parent or Merger Subsidiary, which relate to consummation of the transactions contemplated by this Agreement.

            (c) Each of MRG, the Company, the Parent and Merger Subsidiary agree to give prompt notice to each other of, and to use commercially reasonable efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate as of the Closing Date unless such failure or occurrence would not have a Parent Material Adverse Effect or a Company Material Adverse Effect, as the case may be, and (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.03(c) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            SECTION 6.04. Releases and Indemnities under Existing Agreements

            (a) The Parent and Merger Subsidiary understand that MRG has executed that certain Guaranty and Keep Well Agreement (the "Guaranty") dated as of August 2, 2002 pursuant to which MRG has guaranteed certain obligations of MotorCity under that certain Revised Development Agreement (the "Development Agreement") (not dated) by and among the City of Detroit (the "City"), The Economic Development Corporation of the City of Detroit (the "EDC"), and DE At the Effective Time, the Parent and the Surviving Corporation shall enter into an Indemnification Agreement in form and substance reasonably acceptable to MRG and Parent pursuant to which the Parent and the Surviving Corporation will jointly and severally indemnify, defend and hold the MRG Indemnified Parties harmless from all costs and Liabilities associated with the Guaranty.

            (b) The Parent and Merger Subsidiary shall each use all commercially reasonable efforts to cause MRG to be released, as of the Effective Time, from any obligations it may have under the Operating Agreement, including any guaranty of the performance of the Company's obligations thereunder. In the event that as of the Effective Time MRG has not been released from all such obligations, the Parent and the Surviving Corporation shall enter into an Indemnification Agreement in Form and substance reasonably satisfactory to MRG and Parent pursuant to which the Parent and the Surviving Corporation will jointly and severally indemnify, defend and hold the MRG Indemnified Parties harmless from all costs and Liabilities arising after the Effective Time under the Operating Agreement. If Ms. Ilitch shall acquire all of the direct or indirect interests in DE Ms. Ilitch shall cause the Operating Agreement to be amended to release MRG from all its obligations under the Operating Agreement. If MRG shall not be released from all its obligations under the Operating Agreement prior to the 90th day following the final approval of DE's settlement with the Lac Vieux Desert Tribe, the Surviving Corporation , within two (2) business days following such 90th day, shall (i) notify MRG of the maximum cost of constructing the permanent casino and (ii) deliver a letter of credit from a bank reasonably acceptable to MRG in the amount equal to 20% of such maximum cost, which letter of credit may be drawn upon to the extent that MRG shall be required to satisfy any of its obligations under the Operating Agreement; provided, however, that if the Surviving Corporation shall not notify MRG of the maximum cost of constructing the permanent casino prior to the 90th day following the final approval of DE's settlement with the Lac Vieux Desert Tribe, the Surviving Corporation shall deliver a letter of credit from a bank reasonably acceptable to MRG in an amount equal to $140 million. The Surviving Corporation shall cause DE not to exceed the maximum cost of the permanent casino as designated pursuant to clause (i) above.

            (c) MRG has delivered certain letters of credit in an amount equal to approximately $50 million to secure payment of the Riverfront Bonds (as defined in the Development Agreement). Within ten (10) days following the Closing Date, or as promptly thereafter as permitted by the terms of the Riverfront Bonds documents, Ms. Ilitch shall cause the Surviving Corporation to cause the letters of credit previously delivered by MRG to be released by delivering alternate Letter of Credit in accordance with the procedures set forth in the indentures relating to the Riverfront Bonds MRG shall thereafter pay one-half of the difference between (i) the fee paid by DE or the Surviving Corporation for such letter of credit and (ii) the fee paid by MRG or MGM MIRAGE for the letter of credit previously delivered by MRG.

            (d) The Parent and Merger Subsidiary shall each use all commercially reasonable efforts to cause MRG and its Affiliates to be released, as of the Effective Time, from any obligation relating to the Company, DE or MotorCity that MRG or its Affiliates may have to third parties not described in paragraphs
(a), (b) or (c) of this Section 6.04, including pursuant to any payment obligation to Lac Vieux Desert Tribe pursuant to the Lac Vieux settlement or any letters of credit, security deposits or guarantees. In the event that all such obligations are not released prior to the Effective Time, the Parent and the Surviving Corporation will enter into an agreement in form and substance reasonably satisfactory to MRG and Parent pursuant to which the Parent and the Surviving Corporation will jointly and severally indemnify, defend and hold the MRG Indemnified Parties harmless from all costs and Liabilities associated with such obligations. For the avoidance of doubt, the Parent and the Surviving Corporation have no obligation hereunder to seek to release MRG or its Affiliates or indemnify such parties with respect to any obligation of MRG or its Affiliates that is unrelated to the Company, DE or Motor City, including, for example, any obligation of MRG or its Affiliates to Lac Vieux that is unrelated to the Company, DE or Motor City.

            SECTION 6.05. Public Announcements. MRG and the Parent will consult with each other and with MGM MIRAGE before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with the New York Stock Exchange, will not issue any such press release or make any such public statement prior to such consultation.

            SECTION 6.06. Agreement to Cooperate.

            (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations (including, to the extent applicable, the HSR Act and the Gaming Laws) to consummate and make effective the transactions contemplated by this Agreement, including each Party using its commercially reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible). In addition, subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective boards of directors of the Parent (and its Affiliates)and MRG and subject to any fiduciary duties MRG or the Company (or their directors of officers) may have to DE and its members, none of the parties hereto shall knowingly take or cause to be taken any action which would reasonably be expected to materially delay or prevent consummation of the Merger.

            (b) Each of MRG and Parent or its "ultimate parent entity" has filed a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and in connection therewith, each party requested early termination of the waiting period under the HSR Act. Each of MRG and the Parent shall, as promptly as practicable, prepare all applications and other documentation and supplemental materials necessary in order to obtain any necessary consents and approvals under the Gaming Laws. The

Parent shall promptly file with the Michigan Gaming Control Board a Transfer of Interest Application and such other documents or other information as may be required to be filed prior to the Effective Time. Each of MRG and the Parent shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division or any authority enforcing applicable Gaming Laws for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters or Gaming Laws, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Parties hereto. The Parent shall offer to take (and if such offer is accepted, commit to take) all commercially reasonable steps which it is capable of taking to avoid or eliminate impediments under the HSR Act or the Gaming Laws or under any other antitrust, competition, or trade regulation Law or Gaming Laws that may be asserted by the FTC, the Antitrust Division, any Gaming Authority or the City, with respect to the Merger so as to enable the Effective Time to occur as promptly as practicable and shall defend through litigation on the merits any claim asserted in any court by any party, including appeals. Each Party shall
(i) promptly notify the other Party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity, including Gaming Authorities, and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger.

            SECTION 6.07. Assurance of Performance. Provided (A) the conditions to the obligations of Parent and Merger Subsidiary to effect the Merger specified in Section 7.03(a) hereof shall have been satisfied and (B) MGM MIRAGE shall have delivered written notice to Parent stating that (i) all conditions to MRG's obligation to consummate the transactions contemplated by this Agreement have been satisfied or waived and (ii) all conditions to consummate the transactions contemplated by the MGM MIRAGE/MRG Merger Agreement have been satisfied or waived, Ms. Ilitch shall cause the Parent to fund the Merger Consideration, subject only to Parent's financing sources not consummating the financing as a result of an event of force majeure, the existence of any pending or threatened action, suit, investigation or proceeding or the occurrence after the date hereof of an event which has had a material adverse effect on the business, assets, operations, financial condition or results of operation of the Company and DE, taken as a whole

            If the Merger shall not have occurred prior to April 1, 2005, MGM MIRAGE, shall have the right at its sole cost and expense to cause the financing commitment described in Section 4.03 to be extended or obtain a commitment(s) to provide financing on terms no less favorable to Parent than those described in such commitment, in which case Ms. Ilitch shall cause the Parent to fund the Merger Consideration, subject only to the financing sources not consummating the financing as a result of (x) an event of force majeure, (y) the existence of any pending or threatened action, suit, investigation or proceeding or (z) the occurrence after the date hereof of an event which has had a material adverse effect on the business, assets, operations, financial condition or results of operation of the Company and DE, taken as a whole.

            If Parent shall breach its obligation to consummate the Merger or if Ms. Ilitch shall breach her obligation to cause the Merger Consideration to be delivered as provided in this Section 6.07, Loss shall include (i) the difference between the Merger Consideration and any lesser amount received by MRG from the disposition of the Company and (ii) all other actual and reasonable costs and expenses (including fees and expenses of investment bankers and attorneys) incurred by MRG in connection with such disposition of the Company; provided that in the case of either (a) or (b), the amount of Loss shall not exceed $300 million.

            SECTION 6.08. Section 338(h)(10) Election. At Parent's request, MRG shall join Parent in jointly making a timely election under Section 338(h)(10) of the Code (and any comparable elections under state and local income Tax Law) with respect to the Company (the "Elections"), if applicable. No other election shall be made by or at the request of Parent or MRG, with respect to the purchase of the Company to the extent such election would affect the Liability for Taxes of the other party without such Party's consent, which consent shall not be unreasonably withheld or delayed. In connection with the Elections, reasonably promptly after the Closing Date, Parent shall provide to MRG a proposed allocation of the Merger Consideration among the assets of the Company, which allocations shall be made in accordance with Sections 338 and 1060 of the Code and any applicable Treasury Regulations (the "Allocation Statement"). Within ten days following such provision, MRG shall have the right to object to the Allocation Statement (by written notice to the Parent), to the extent it believes that the amount allocated to any item on the Allocation Statement is inconsistent with Sections 338 and 1060 of the Code, and if MRG so objects, it shall notify Parent (in such written notice) of such disputed item (or items) and the basis for its objection. If MRG does not object by written notice within such period, the Allocation Statement shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes of this Agreement. MRG and Parent agree in good faith to attempt to resolve any such dispute prior to the date on which any Election is required to be filed with the appropriate Tax authority. If MRG and Parent cannot resolve any disputed item, the item in question shall be resolved by the Independent Accounting Firm (whose review shall be limited to whether a disputed item is consistent with Sections 338 and 1060 of the Code) as promptly as practicable, and in no case less than ten (10) days prior to the due date for filing any form with respect to the Allocation Statement. The fees and expenses of the Independent Accounting Firm shall be apportioned and paid equally by MRG and Parent and the decision of the Independent Accounting Firm shall be final and binding on all parties. Except with respect to any subsequent adjustments to the Merger Consideration (which shall be allocated using the mechanism for allocating Merger Consideration in this Section 6.08), MRG and the Parent and their respective Affiliates, (i) shall be bound by the determinations and the Allocation Statement determined pursuant to this Section 6.08 consistently therewith for purposes of determining any Taxes, and (ii) shall prepare and file all Tax Returns to be filed with any Tax authority in a manner consistent with the Allocation Statement or any Election in any Tax Return, any proceeding before any Tax authority or otherwise. Except as agreed to by MRG and Parent, none of MRG or Parent shall revoke or modify an Election. In the event that the Allocation Statement is disputed by any Tax authority, the Person receiving notice of such dispute shall promptly notify and consult with the other Parties concerning resolution of such dispute

            (c) Each of MRG and Parent shall cooperate in the preparation and timely filing of (i) Form 8023 and any comparable state or local forms or reports, and (ii) to the extent permissible by or required by Law, any corrections amendments, or supplements (or additional forms or reports) thereto (including any supplements, amendments, forms or reports arising as a result of any adjustments to the Merger Consideration).

            (d) Parent agrees that it and the Surviving Corporation shall be responsible for the amount of the Tax Liability incurred by MRG or its Affiliates as a result of the Elections that is in excess of the Tax Liability that MRG and its Affiliates would have incurred on the sale of the Company stock if the Elections had not been made (such excess, the "Additional Tax Liability"); provided, however, that the amount of such Additional Tax Liability shall not exceed $7,250,000 (the parties acknowledge that the foregoing maximum Additional Tax Liability shall not be deemed to be an admission of the actual amount of the Additional Tax Liability). For avoidance of doubt, such indemnification shall be without regard to the limitations set forth in Section 8.02.

            SECTION 6.09. Other DE Member.

            (a) To the extent that any consents or waivers are required to be obtained from the other holders of direct or indirect interests in DE, including any rights of first refusal or consents to transfer that may be applicable, and such consents and waivers are not obtained prior to the Effective Time, Parent shall immediately following the Effective Time offer the other direct and indirect holders of interests in DE the opportunity to participate in the benefits of this transaction. In connection therewith, Parent may cause the Surviving Corporation to offer to sell a number of its membership interests in DE to ACG or any one or more of the indirect members of ACG such that such members are effectively offered the opportunity to participate indirectly in Parent's indirect acquisition of the Company's interests in DE on pro rata terms. Nothing contained herein shall be deemed to be an admission that the direct or indirect holders of ACG have any rights of first refusal or right to consent to this Agreement or the transactions contemplated hereby.

            (b) The parties hereto acknowledge and agree that nothing contained in this Article VI shall in any way prejudice the rights of (i) the other member of DE under the Operating Agreement, (ii) the rights of the other member of DE, the City and EDC under the Development Agreement, or (iii) the rights of any Person in connection with the Guaranty. Parent and Merger Subsidiary acknowledge and agree that notwithstanding any other provision of this Agreement, neither MRG nor the Company is required to take any action pursuant to this Agreement, including without limitation this Article VI, which action, is inconsistent with MRG's and/or the Company's fiduciary obligations under applicable law to the other member of DE, the City, EDC or to any other Person.

            SECTION 6.10. Transition Services. At the Closing, MRG and the Parent shall enter into a transition services agreement in form and substance reasonably satisfactory to MRG and the Parent and in compliance with applicable Law. Parent will reimburse MRG for its direct actual and documented costs in providing such transition services.

            SECTION 6.11. Intellectual Property.

            (a) Concurrently with the Effective Time, the Parent shall take all actions and make all appropriate filings with appropriate Governmental Entities and any applicable registries to change the legal name and any trade names of the Surviving Corporation to a name or names that do not include "Circus Circus" or anything confusingly similar thereto.

            (b) The Parent and the Surviving Corporation shall use their respective commercially reasonable efforts to cause DE and MotorCity to cease and abandon the use of any trade name, trademark, service mark, or similar intellectual property belonging to any Affiliate of the Company, immediately following the Effective Time or as promptly as practicable thereafter The Parent shall, and shall cause the Surviving Corporation to, sign such reasonable consents and other documents that may be necessary to effect the foregoing.

            (c) On the Closing Date, MRG shall deliver all player lists and customer data for MotorCity (the "MotorCity Customer Data") to DE and shall destroy all copies thereof and certify such destruction to Parent in writing. MRG, MGM MIRAGE and their Affiliates shall not use MotorCity Customer Data for any purpose whatsoever after the Closing. For avoidance of doubt, nothing contained herein shall prevent MRG and its Affiliates or MGM MIRAGE and its Affiliates from (i) conducting marketing programs aimed at MotorCity customers so long as MotorCity Customer Data is not used and (ii) using any information obtained from sources other than MotorCity (including the Company and the Company's employees).

            SECTION 6.12. Tax Matters.

            (a) MRG shall deliver to Buyer at or prior to the Closing a certificate, in form and substance reasonably satisfactory to Parent and consistent with Treasury Regulation Section 1.1445-2, certifying that the Acquisition is exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

            (b) At or prior to the Closing, MRG shall cause any and all Tax sharing agreements and similar arrangements between (i) MRG and any Affiliates (other than the Company), and (ii) the Company, to be terminated. After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreements or arrangements.

            SECTION 6.13. Intercompany Account Settlement.

            All intercompany accounts or amounts payable (or accrued) by MRG or any of its Affiliates (other than the Company and DE), on the one hand, to the Company, on the other hand, shall immediately prior to the Effective Time, be netted against any intercompany accounts or amounts payable (or accrued) by the Company, on the one hand and, to MRG or any of its Affiliates (other than Company and DE), on the other hand, and if amounts are owed to MRG, such amounts shall be deemed to be contributed by MRG to the capital for the Company and if amounts are owed to the Company, such amounts shall be deemed to have been distributed to MRG (collectively, the "Intercompany Account Settlement"). After giving effect to the consummation of the Intercompany Account Settlement, the Company shall not owe or be liable for the satisfaction of any intercompany accounts or amounts payable (or accrued) to MRG or its Affiliates, except those between the Company and DB, if any. Nothing in this Section 6.13 shall affect amounts payable to (i) DE by MRG and its Affiliates or the Company, or (ii) MRG or its Affiliates or the Company by DE

            SECTION 6.14. Release of Guaranty. Following the Effective Time MRG shall have the right, but not the obligation, to request that the City and the EDC release MRG from the Guaranty and the obligations of MRG under the Guaranty. The Parent and Merger Subsidiary agree that they will use all commercially reasonable efforts to assist MRG in effecting the release of MRG from such obligations, including, if requested by the City or the EDC, by having the Parent and the Surviving Corporation enter into a guaranty and keep well agreement in form and substance satisfactory to the City, the EDC and the Parent. If on the date which is thirty (30) months after the date of the final approval of DE's settlement of the litigation with the Lac Vieux Desert Tribe MRG shall not have been released from its obligations under the Guaranty, then Ms. Ilitch shall cause the Parent or DE to deliver a letter of credit to MRG from a bank reasonably acceptable to MRG and in favor of MRG in the amount of $1,500,000, which letter of credit shall, if drawn down in whole or in part, be replenished on the first day of each month to provide for draws of up to $1,500,000 and which may be drawn to the extent MRG is obligated to pay amounts under the Guaranty. In addition, if Ms. Ilitch shall dispose, in one or more transactions, of a majority of her indirect interest in DE the Parent shall cause the ultimate parent of the person acquiring such interest to cause MRG to be released from the Guaranty.

            SECTION 6.15. Company Employees. Parent hereby advises MRG and MGM MIRAGE that Parent intends to cause the Surviving Corporation to continue the employment of one or more of the employees listed on Schedule 5.07 (the "Employees") Subject to the limitations set forth in this Section 6.15 the MRG Indemnifying Parties shall indemnify Parent and the Surviving Corporation for all severance costs with respect to (i) any or all of the Employees that Parent does not determine to retain, and (ii) any or all of the Employees that Parent determines to retain who shall not remain employed by Parent, the Surviving Corporation or DE for at least thirty (30) days following the Closing Date. In addition, the MRG Indemnifying Parties shall indemnify Parent and the Surviving Corporation for any and all Losses and Liabilities with respect to the Employees and any past employees to the extent arising from or related to the period prior to the Closing. Such indemnification obligation shall be without limitation as to time and shall not be subject to any cap or deductible amount. For purposes of calculating severance costs, the Employees shall be entitled to receive the amounts based upon the same criteria as similarly situated employees of MRG terminated following the acquisition of MRG by MGM MIRAGE. MRG and the Company shall waive any non-compete or other restrictions applicable to the Employees which would restrict any Employee's ability to provide services to the Surviving Corporation or DE. At the Effective Time all Employees shall cease to participate in all MRG employee benefit plans.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

            SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of MRG, the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

            (a) none of the parties hereto shall be subject to any order or injunction of any Governmental Entity of competent jurisdiction that prohibits the consummation of the Merger. In the event any such order or injunction shall have been issued, each party agrees to use its commercially reasonable efforts to have any such order overturned or injunction lifted; and

            (b) the waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated.

            SECTION 7.02. Conditions to Obligation of MRG and the Company to Effect the Merger. Unless waived by MRG and the Company, the obligation of MRG and the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

            (a) Parent and Merger Subsidiary shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Parent and Merger Subsidiary contained in this Agreement shall have been true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform or to be true and correct that would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries (taken as a whole), and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to that effect; and

            (b) all Parent Required Statutory Approvals and Company Required Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable Law shall have been obtained, except for any such Parent Required Statutory Approvals or Company Required Statutory Approvals the failure of which to obtain would not, singly or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect, or (ii) result in MRG or MGM MIRAGE or their respective Subsidiaries or Affiliates failing to meet the standards for licensing, suitability or character under any Gaming Laws relating to the conduct of the business of MRG or MGM MIRAGE or their Subsidiaries which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would reasonably be expected to have a Company Material Adverse Effect.

            SECTION 7.03. Conditions to Obligations of Parent and Merger Subsidiary to Effect the Merger. Unless waived by the Parent the obligation of the Parent and Merger Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

            (a) The Parent shall have obtained from the Michigan Gaming Control
Board: (i) conditional approval of its Transfer of Interest Application; (ii) final approval of the interim financing required by the Parent to consummate the Merger; and (iii) institutional investor waivers for Deutsche Bank and Merrill Lynch to provide the interim financing required by the Parent to consummate the Merger The Parent acknowledges that additional post-Closing filings with and/or findings by Gaming Authorities may be required where adverse determinations with respect to such filings or findings could adversely affect the Parent's ability to retain its interest in the Surviving Corporation.

            (b) All Parent Required Statutory Approvals and Company Required Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable Law shall have been obtained, except for any such Parent Required Statutory Approvals or Company Required Statutory Approvals the failure of which to obtain would not, singly or in the aggregate, reasonably be expected to have a material adverse effect on Parent and its Subsidiaries (taken as a whole). For avoidance of doubt, the parties acknowledge that the failure of any representations or warranties made by MRG or the Company or MGM MIRAGE hereunder to be true and correct as of the Effective Time or the failure by MRG or the Company or MGM MIRAGE to perform any covenant or obligation required to be performed by MRG or the Company or MGM MIRAGE prior to the Effective Time shall not permit the Parent or Merger Subsidiary to avoid or delay the Closing If the Closing shall occur and any representation or warranty made by MRG or the Company or MGM MIRAGE shall not have been true and correct or MRG or the Company or MGM MIRAGE shall not have performed all covenants and obligations required to be performed by them prior to the Effective Time, the Parent shall be entitled to all remedies described in Article VIII and Article IX.

            (c) In addition to the foregoing conditions, on and after April 1, 2005, it shall be an additional condition to the obligations of the Parent and Merger Subsidiary to consummate the Merger that no event shall have occurred after the date hereof which has had a material adverse effect on the business assets, operations, financial condition or results of the Company and DE taken as a whole.

                                  ARTICLE VIII

                           INDEMNIFICATION; REMEDIES

            SECTION 8.01. Survival; Right to Indemnification Not Affected by Knowledge

            (a) All representations and warranties contained in this Agreement shall terminate five (5) years after the Effective Time; provided that the representations and warranties contained in Sections 5.02, 5.05, 5.06, 5.07 and
5.10 and 5.11 shall survive the Closing indefinitely. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.01 (a) shall limit any covenant, obligation or agreement of the Parties which by its terms contemplates performance after the Effective Time.

            (b) The right of the Parent Indemnified Parties, on the one hand, and MRG Indemnified Parties, on the other hand, to indemnification, shall not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any of the representations, warranties, covenants, obligations or agreements set forth in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty set forth in this Agreement, or on the performance of or compliance with any covenant, obligation or agreement set forth in this Agreement, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants, obligations and agreements.

            (c) Notwithstanding anything in this Agreement to the contrary, if the Merger occurs, (i) each of the MRG Indemnified Parties hereby waives any right to indemnification, contribution, reimbursement, set-off or other rights to recovery that it might otherwise have against the Company or DE with respect to representations, warranties, covenants, obligations and agreements made by MRG or MGM MIRAGE contained in this Agreement, and (ii) the representations, warranties, covenants, obligations and agreements made by the Company contained in this Agreement shall terminate solely with respect to the Company (not as to MRG) For the avoidance of doubt, after the Effective Time, the MRG Indemnifying Parties will be responsible for any breaches of the representations, warranties, covenants, obligations and agreements made by the Company.

            SECTION 8.02. Indemnification

            (a) Subject to Section 8.02(c) of this Agreement, if the Merger occurs, (A) the MRG Indemnifying Party shall defend and indemnify the Parent Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of, or relating to (i) any breach of or inaccuracy in any representation or warranty (without giving effect to any materiality or material adverse effect qualifier contained therein) on the part of MRG or the Company contained in this Agreement, and (ii) nonfulfillment of or failure to perform any covenant, obligation or agreement on the part of MRG or the Company required to be performed under this Agreement; and (B) the MGM MIRAGE Indemnifying Party shall defend and indemnify the Parent Indemnified Parties in respect of and hold each of them harmless from and against all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any
(i) breach of or inaccuracy in any warranty (without giving effect to any materiality or material adverse effect qualifier contained therein) on the part of MGM MIRAGE contained in this Agreement (other than Section 5.11, which is covered by Article IX) and (ii) nonfulfillment of or failure to perform any covenant, obligation or agreement on the part of MGM MIRAGE required to be performed under this Agreement.

            (b) Subject to Section 8.02(d) of this Agreement, the Parent Indemnifying Parties shall defend and indemnify the MRG Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of, or relating to (i) any breach of or inaccuracy in any representation or warranty (without giving effect to any materiality or material adverse effect qualifier contained therein) on the part of Parent or Merger Subsidiary contained in this Agreement or (ii) nonfulfillment of or failure to perform any covenant, obligation or agreement on the part of Parent or Merger Subsidiary required to be performed under this Agreement prior to the Closing Date

            (c) Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable to the Parent Indemnified Parties as a result of any claim in respect of a Loss arising under Section 8.02(a)(A)(i) or (B)(i):

                  (i) unless and until the aggregate amount of Losses incurred by the Parent Indemnified Parties pursuant to Section 8.02(a)(A)(i) and (B)(i) exceeds One Million Five Hundred Thousand Dollars (S1,500,000), in which event the Parent Indemnified Parties shall be entitled to claim indemnity for the full amount of such Losses in excess of One Million Five Hundred Thousand Dollars ($1,500,000)

provided, however, that the limitations on indemnity in favor of the Parent Indemnified Parties in this Section 8.02(c) shall not apply to either a breach of, inaccuracy in, nonfulfillment of or failure to perform any representation or warranty contained in Section 5.01 (with respect to the Company), and 5.02, 5.03(b), 5.04, 5.05, 5.06, 5.07, 5.10 and 5.11.

            (d) Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable to the MRG Indemnified Parties as a result of any claim in respect of a Loss arising under Section 8.02(b)(i):

                  (i) unless and until the aggregate amount of Losses incurred by the MRG Indemnified Parties pursuant to Section 8.02(b)(i) exceeds One Million Five Hundred Thousand Dollars ($1,500,000), in which event the MRG Indemnified Parties shall be entitled to claim indemnity for the full amount of such Losses in excess of One Million Five Hundred Thousand Dollars ($1,500,000)

            (e) In any case where an Indemnified Party recovers from third Persons (including insurance carriers) any amount in respect of a matter with respect to which an Indemnifying Party has previously indemnified it pursuant to this Agreement, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter, and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter

            (f) In the event that an Indemnifying Party:

                  (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or

                  (ii) transfers or conveys all or substantially all of its
            properties and assets (whether in one transaction or a series of related transactions) to any Person, then, and in each such case, proper provision shall be made prior to the consummation of any such transaction so that such successors and assigns shall assume the obligations of such Indemnifying Party set forth in this Article VIII and Article IX.

            (g) No Indemnified Party hereunder shall have the right to offset any sums it may otherwise owe to the Indemnifying Party against any sums it may be entitled to receive under this Article VIII and Article IX.

            Parent, Merger Subsidiary and Ms. Ilitch each acknowledge and agree that MRG has entered into this Agreement solely at the instruction, and for the benefit, of MGM MIRAGE Accordingly, Parent, Merger Subsidiary and Ms. Ilitch agree (to the fullest extent permitted by Law) that (i) neither they nor any person claiming through them will assert any claims against or otherwise attempt to impose any liability upon MRG or any of its officers, directors, employees or agents for any alleged breach, default, misrepresentation or any other matter relating to, arising from, or otherwise in connection with this Agreement, and
(ii) any such recourse before the Closing may be asserted solely against MGM MIRAGE.

            SECTION 8.03. Indemnification Procedures. All claims for indemnification by an Indemnified Party under Section 8.02 shall be asserted and resolved as follows:

            (a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 8.02 is asserted against or sought to be collected from such Indemnified Party by a Person other than a MRG Indemnified Party, a MGM MIRAGE Indemnified Party or a Parent Indemnified Party (a "Third Party Claim"), the Indemnified Party shall promptly deliver a Claim Notice to the Indemnifying Party; provided that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced by such delay. The Indemnifying Party shall notify the Indemnified Party in writing as soon as practicable within the Dispute Period whether or not the Indemnifying Party desires, at the Indemnifying Party's sole cost and expense and by counsel of its own choosing, which shall be reasonably satisfactory to the Indemnified Party, to defend against such Third Party Claim; provided further that if, under applicable standards of professional conduct a conflict on any significant issue between the Indemnifying Party and the Indemnified Party exists in respect of such Third Party Claim, then the Indemnified Party shall be permitted to defend such claim with counsel selected by the Indemnified Party and reasonably acceptable to the Indemnifying Party and the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of such counsel, promptly upon presentation by the Indemnified Party of invoices or other documentation evidencing such amounts to be reimbursed.

                  (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that it desires to defend against such Third Party Claim, (A) the Indemnifying Party shall use its commercially reasonable efforts to defend and protect the interests of the Indemnified Party with respect to such Third Party Claim, (B) the Indemnified Party, prior to or during the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions as the Indemnified Party deems necessary to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Party's rights to defense and indemnification pursuant to this Agreement, (C) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to any settlement that (i) does not contain an unconditional release of the Indemnified Party from the subject matter of the settlement, and (ii) with respect to any non-monetary provision of such settlement, could, in the Indemnified Party's reasonable judgment, have a material adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations or prospects of the Indemnified Party, (D) the Indemnified Party shall cooperate to the extent reasonable (during regular business hours) with the Indemnifying Party and its counsel in the investigation, defense and settlement thereof and (E) the Indemnifying Party shall be deemed to have agreed that it will indemnify the Indemnified Party pursuant to, and subject to the conditions and limitations set forth in, the provisions of this
            Article VIII.

                  (ii) If the Indemnifying Party does not notify the Indemnified
            Party within the Dispute Period that it desires to defend against such Third Party Claim, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall control the investigation and defense at the Indemnifying Party's expense and may settle or take any other actions the Indemnified Party deems reasonably advisable without in any way waiving or otherwise affecting the Indemnified Party's rights to indemnification pursuant to this Agreement.

                  (iii) The Indemnified Party and the Indemnifying Party agree to make available to each other, their counsel and other representatives, all information and documents available to them which relate to such Third Party Claim. The Indemnified Party and the Indemnifying Party, the Company and its employees also agree to render to each other such assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such Third Party Claim.

                  (iv) Notwithstanding the foregoing, in any event, if the
            Indemnified Party desires to participate in any defense of a Third Party Claim it may do so at its sole cost and expense, and the Indemnified Party shall have the right to control, pay or settle any Third Party Claim which the Indemnifying Party shall have undertaken to defend so long as the Indemnified Party shall also waive any right to indemnification therefor by the Indemnifying Party.

            (b) In the event that an Indemnified Party should have a claim against the Indemnifying Party hereunder which it determines to assert, but which does not involve a Third Party Claim, the Indemnified Party shall send an Indemnity Notice with respect to such claim to the Indemnifying Party. The Indemnifying Party shall have the Dispute Period during which to notify the Indemnified Party in writing of any good faith objections it has to the Indemnified Party's Indemnity Notice, setting forth in reasonable detail each of the Indemnifying Party's objections thereto. If the Indemnifying Party does not deliver such written notice of objection within the Dispute Period, the Indemnifying Party shall be deemed to have accepted responsibility for the prompt payment of the Indemnified Party's claims for indemnification set forth in the Indemnity Notice, and shall have no further right to contest the validity of such indemnification claims. If the Indemnifying Party does deliver such written notice of objection within the Dispute Period, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any such dispute within the Resolution Period and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with Section 8.03(c).

            (c) Any dispute submitted to arbitration pursuant to this Section 8.03(c) shall be finally and conclusively determined by the decision of a board of arbitration consisting of three members (hereinafter sometimes called the "Board of Arbitration") selected as hereinafter provided. Each of the Indemnified Party and the Indemnifying Party shall select one member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty days after the selection of the second arbitrator, such third member shall thereafter be selected by the American Arbitration Association upon application made to it for a third member possessing expertise or experience appropriate to the dispute jointly by the Indemnified Party and the Indemnifying Party. The Board of Arbitration shall meet at such place as a majority of the members of the Board of Arbitration determines more appropriate, and shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to the amount, if any, which the Indemnifying Party is required to pay to the Indemnified Party in respect of the Indemnified Party's claims for indemnification set forth in the Indemnity Notice. In connection with rendering its decision, the Board of Arbitration shall adopt and follow such rules and procedures as a majority of the members of the Board of Arbitration deems necessary or appropriate. To the extent practical, decisions of the Board of Arbitration shall be rendered no more than thirty days following commencement of proceedings with respect thereto. The Board of Arbitration shall cause its written decision to be delivered to the Indemnified Party and the Indemnifying Party. Any decision made by the Board of Arbitration (either prior to or after the expiration of such thirty day period) shall be final, binding and conclusive on the Indemnified Party and the Indemnifying Party and entitled to be enforced to the fullest extent permitted by Law and entered in any court of competent jurisdiction. Each party to any arbitration shall bear its own expenses in relation thereto, including but not limited to such party's attorneys' fees, if any, and the expenses and fees of the Board of Arbitration shall be divided between the Indemnifying Party and the Indemnified Party in the same proportion as the portion of the related claim determined by the Board of Arbitration to be payable to the Indemnified Party bears to the portion of such claim determined not to be so payable.

            (d) Claims for indemnification pursuant to Section 8.02 shall not be made after the expiration of the representations and warranties as provided for in Section 8.01 (a); provided, however, that in the event a Claim Notice or an Indemnity Notice shall have been given within the applicable survival period, the representation or warranty that is the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

                                   ARTICLE IX

                                  TAX MATTERS

            SECTION 9.01. Tax Indemnification.

            (a) MRG and MGM MIRAGE shall indemnify, defend and hold harmless the Parent Indemnified Parties against, and shall reimburse the Parent Indemnified Parties for, any and all Losses arising out of, based upon or relating or attributable to

                  (i) all Taxes imposed on the Company relating or attributable to any taxable period ending on or before the Closing Date (in each case, a "Pre-Closing Period") and, with respect to any period that includes but does not end on the Closing Date (in each case, a "Straddle Period"), the portion of such Straddle Period deemed to end on and include the Closing Date (in the manner determined pursuant to Section 9.01(b)).

                  (ii) except as otherwise specifically set forth in this
            Agreement, all Taxes relating or attributable to the transactions contemplated pursuant to this Agreement, including but not limited to the settlement of intercompany accounts pursuant to Sections 6.12(b) and 6.13, and any Taxes resulting from the Elections other than the Additional Tax Liability for which Parent is liable under
            Section 6.08(d);

                  (iii) the breach by MRG or MGM MIRAGE or the failure by any such entity to perform (or cause to have performed) any of the representations and covenants made by them under this Agreement relating to Taxes; and

                  (iv) all Taxes imposed on the Surviving Corporation under
            Treasury Regulation Section 1.1502-6 (and corresponding provisions of state, local or foreign law) as a result of being a member of any federal, state, local or foreign consolidated, unitary, combined or similar group for any taxable period ending on or before, or that includes, the Closing Date.

            (b) For purposes of this Section 9.01, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be:

                  (i) in the case of Taxes that are imposed on a periodic basis, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

                  (ii) in the case of Taxes not described in (i) the amount that would be payable if the taxable year or period ended on the Closing Date, including the taxable year of DE, based on an interim closing of the books of the Company and DE.

            (c) Any indemnity payment to be made under this Section 9.01, shall be paid within 10 days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than 5 business days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority (including as estimated Tax payments). If there is a dispute regarding the amount of the indemnity payment required to be paid, MRG shall pay in accordance with the preceding sentence the amount it determines to be owing and the dispute regarding any additional amounts claimed by the Parent Indemnified Parties to be due shall be resolved in accordance with Section 8.03(c).

            (d) For the avoidance of doubt, MRG's indemnification obligation under this Section 9.01 shall be without regard to any limitations set forth in Sections 8.01 and 8.02, and Section 8.02(f) shall apply to this Section 9.01.

            SECTION 9.02. Preparation and Filing of Tax Returns and Payment of Taxes.

            (a) MRG shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns required by Law to be filed by the Company for taxable years ending on or prior to the Closing Date (such Tax Returns, the "Pre-Closing Period Tax Returns"). All such Pre-Closing Period Tax Returns shall be prepared and filed in a manner that is consistent with prior practices, except as required by applicable Law. If any such Pre-Closing Period Tax Returns are due after the Closing, MRG shall submit drafts of such returns (including the portion of any Tax Return that relates to the Company for any Company Group of which the Company is not the parent) to Parent for its review at least ten
(10) days prior to the due date of any such Tax Return (taking into account valid extensions); provided, however, that such drafts of any such Pre-Closing Period Tax Return shall be subject to Parent's review and approval within ten days (10) of receipt of such Tax Return, which approval shall not be unreasonably withheld or delayed. Parent shall cause the Company to, and shall use reasonable efforts to cause MotorCity to, furnish information to MRG, as requested in writing by MRG, to allow MRG to satisfy their respective obligations under this Section 9.02(a) and Section 9.04(b).

            (b) Parent shall prepare and timely file or cause the Company to prepare and timely file all Tax Returns required by Law to be filed by such entities for all Straddle Periods (such Tax Returns, which shall include the portion of any Tax Return that relates to the Company for any Company Group of which the Company is not the Parent, the "Straddle Period Tax Returns"). Parent shall deliver drafts of all such Straddle Period Tax Returns to MRG for its review at least ten (10) days prior to the due date of any such Tax Return (taking into account valid extensions) and shall notify MRG of Parent's calculation of their share of the Taxes for such Straddle Period (determined in accordance with Section 9.01(b)); provided, however, that such drafts of any such Straddle Period Tax Returns and such calculations of MRG's share of the Tax Liability for such Straddle Period (determined in accordance with Section 9.01(b)) shall be subject to MRG's review and approval, which approval shall not be unreasonably withheld or delayed. If MRG shall dispute any item on such Tax Return, it shall notify Parent (by written notice within ten (10) days of receipt of Parent's calculation) of such disputed item (or items) and the basis for its objection. If MRG does not object by written notice within such period, Parent's calculation of MRG's share of the Taxes for such Straddle Period shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes hereof.

            (c) The Parties shall act in good faith to resolve any dispute prior to the date on which the Tax Return is required to be filed. If the Parties cannot resolve any disputed item, the item in question shall be resolved by a nationally recognized independent accounting firm mutually chosen by the MRG and Parent, or if MRG and Parent cannot agree, mutually chosen by their accounting firms (the "Independent Accounting Firm"), as promptly as practicable. The fees and expenses of the Independent Accounting Firm shall be apportioned and paid equally by MRG and the Parent.

            SECTION 9.03. Accounting and Tax Records. MRG shall provide Parent with all Tax Returns (and other information relating to Taxes) of or relating to the Company reasonably requested by Parent. Parent shall keep and maintain all such Tax Returns (and other information relating to Taxes) and shall make available to MRG such Tax Returns and information as reasonably required by MRG to allow MRG to satisfy its obligations under Section 9.02(a) and Sections 9.04(b) and 9 04(d) Following the Closing the Parent shall cause the Surviving Corporation and MotorCity to make available to MRG and MGM MIRAGE such information and records concerning the Company and MotorCity reasonably requested by MRG and MGM MIRAGE.

            SECTION 9.04. Tax Audits.

            (a) After the Closing Date, Parent, on the one hand, and MRG, on the other hand (the "Recipient"), shall promptly notify the other Person in writing upon receipt by the Recipient or any of its Affiliates of any written notice of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or other similar claim ("Tax Claim") received by the Recipient from any Tax authority or any other Person, including any Tax Claim with respect to Losses for which Parent or MRG is liable pursuant to Section 6.08, Section 9.01 or Section 9.05; provided, however, that a failure by Parent or MRG to give such notice shall not affect the Parent Indemnified Parties' rights to indemnification under this Article IX or MRG's rights to indemnification under Section 6.08 unless (and then solely to the extent) that Parent or MRG is materially prejudiced as a consequence of such failure.

            (b) MRG shall control the conduct, through their own counsel at their sole expense, of any Tax Claim involving any asserted Liability with respect or relating solely to any Pre-Closing Period MRG shall have all rights to settle, compromise and/or concede such Tax Claim unless the settlement, compromise or concession would adversely affect the Tax liability of Parent or any of its Affiliates (including the Company) in any taxable year (or portion thereof) after the Closing Date, in which event no settlement, compromise or concession shall be consummated without the written consent of Parent, which consent shall not be unreasonably withheld. MRG and Parent shall reasonably cooperate and shall cause the Company and MotorCity to reasonably cooperate with respect to any Tax Claim described in this Section 9.04(b).

            (c) With respect to any Tax Claim that involves any Straddle Period (other than an income Tax Claim for a Company Group with respect to which the Company is not the parent), Parent shall control the conduct of any such Tax Claim, through counsel of Parent's own choosing with participation by MRG (at MRG's expense) and Parent shall have all rights to settle, compromise and/or concede such Tax Claim unless the settlement, compromise or concession would adversely affect the Tax liability of MRG or any of its Affiliates (after giving effect to the Merger), in which event no settlement, compromise or concession shall be consummated without the written consent of MRG, which consent shall not be unreasonably withheld.

            (d) MRG shall control the conduct, through their own counsel at their sole expense with participation by Parent (at Parent's expense), of any income Tax Claim which involves the activities of the Company for any Pre-Closing Period and any Straddle Period, and shall have all rights to settle, compromise and/or concede such Tax Claim without the consent of the Parent unless the settlement, compromise or concession would adversely affect the Tax liability of Parent or any of its Affiliates (including the Company in any taxable year (or portion thereof) after the Closing Date), in which event no settlement, compromise or concession shall be consummated without the written consent of Parent, which consent shall not be unreasonably withheld.

            SECTION 9.05. Transfer Taxes. Except as provided by Section 6.08(d), MRG shall pay or cause to be paid all sales, use, real property transfer, real property gains, transfer, stamp, registration, documentary, recording, filing or similar Taxes, if any, together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto (collectively, "Transfer Taxes") Incurred in connection with the Merger. The Person with primary responsibility under applicable Law for filing Tax Returns relating to Transfer Taxes shall be responsible for preparing and timely filing any Tax Returns required with respect to any such Transfer Taxes.

            SECTION 9.06. Tax Treatment. The Parties agree to treat any payment made pursuant to Article VIII, Section 6.04 or Section 6.14 as an adjustment to the final Merger Consideration for all Tax purposes.

            SECTION 9.07. Refunds and Tax Benefits. Any Tax refunds that are received by MRG or any of its Affiliates, and any amounts credited against Tax to which Parent or MRG becomes entitled, that relate to Tax periods or portions thereof ending on or before the Effective Time shall be for the account of MRG as applicable, and Parent shall pay over to MRG (a) any such cash refund within fifteen (15) days after receipt thereof and (b) the amount of Tax savings realized by Parent or MRG at the time the Tax Return to which such credit relates is filed by Parent or MRG. Any Tax refunds that are received by Parent or any of its Affiliates, and any amounts credited against Tax to which MRG or any of its Affiliates becomes entitled, that relate to Taxes of the Company for Tax periods or portions thereof after the Closing Date shall be for the account of Parent, and MRG or its Affiliates shall pay over to Parent (a) any such cash refund within fifteen (15) days after receipt thereof and (b) the amount of Tax savings realized by MRG or any of its Affiliates at the time the Tax Return to which such credit relates is filed by MRG or any of its Affiliates.

                                    ARTICLE X

                                   TERMINATION

            SECTION 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing Date:

            (a) by mutual written consent of the Parent, MRG and MGM MIRAGE;

            (b) by any of the Parent, MRG or MGM MIRAGE if any judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable and was not entered at the request of the terminating party; or

            (c) by MRG or MGM MIRAGE if the MGM MIRAGE / MRG Merger Agreement shall be terminated for any reason.

            SECTION 10.02. Effect of Termination. In the event of termination of this Agreement by either Company or the Parent pursuant to the provisions of
Section 10.01 (a) or (b), this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of any non-breaching party or their respective officers or directors. In the event of termination of this Agreement by MRG or MGM MIRAGE pursuant to Section 10.01(c), MGM MIRAGE shall on the date of termination reimburse Parent for all reasonable and documented costs and expenses incurred by Parent in connection with the negotiation, preparation, execution, delivery and performance of this Agreement (including, without limitation, reasonable attorneys' fees, financing commitment fees and financial advisor costs and expenses) provided that Parent shall not be entitled to be reimbursed for any costs or expenses if it shall be in material breach of any representation or warranty made by it or shall have failed to perform any obligations required to be performed by it prior to the termination of this Agreement. Nothing in this Section 10.02 shall relieve any party from liability for any breach of any covenant or agreement of such party contained in this Agreement occurring prior to any termination of this Agreement.

                                   ARTICLE XI

                                  MISCELLANEOUS

            SECTION 11.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent via facsimile or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to MRG or the Company:

       Mandalay Resort Group
       3950 Las Vegas Blvd., South
       Las Vegas, NV 89119
       Attn: Yvette Landau, Esq.
       Fax: 702-632-6723

with a copy (which shall not constitute notice) to:

       MGM MIRAGE
       3600 Las Vegas Blvd., South
       Las Vegas, Nevada 89109
       Attn: Gary N. Jacobs, Esq.
       Fax: 702-693-7628

       Christensen, Miller, Fink, Jacobs,
       Glaser, Weil & Shapiro LLP
       10250 Constellation Boulevard
       19th Floor
       Los Angeles, California 90067
       Attn: Jeffrey C. Soza, Esq.
       Fax: 310-556-2920

If to the Parent or Merger Subsidiary:

       CCM Merger Inc.
       c/o Ilitch Holdings, Inc.
       Fox Office Center
       2211 Woodward Ave
       Detroit, Michigan 48201-3400
       Fax: (313) 983-6049
       Attention: Marian Ilitch

with a copy (which shall not constitute notice) to:

       Cadwalader, Wickersham & Taft LLP
       One World Financial Center
       New York, New York 10281
       Fax: (212)504-6666
       Attention: Dennis J. Block, Esq.

            If to MGM MIRAGE:

                   MGM MIRAGE
                   3600 Las Vegas Blvd., South
                   Las Vegas, Nevada 89109
                   Attn: Gary N. Jacobs, Esq.
                   Fax: 702-693-7628

            with a copy (which shall not constitute notice) to:

                   Christensen, Miller, Fink, Jacobs,
                   Glaser, Weil & Shapiro LLP
                   10250 Constellation Boulevard
                   Nineteenth Floor
                   Los Angeles, California 90067
                   Attn: Jeffrey C. Soza, Esq.
                   Fax: 310-556-2920

            SECTION 11.02. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. For purposes of determining whether any fact or circumstance involves a material adverse effect on the ongoing operations of a party, any special transaction charges incurred by such party as a result of the consummation of transactions contemplated by this Agreement shall not be considered.

            SECTION 11.03. Assignment; Governing Law; Forum. This Agreement (including the documents and instruments referred to herein) shall not be assigned by operation of law or otherwise; provided that (i) prior to the Closing, Parent and Merger Subsidiary may assign their rights and obligations under this Agreement (in whole or in part) to any of their Affiliates or to ACG or to any one more of the direct or indirect interest holders or Affiliates thereof, in which case the parties will make such amendments to this Agreement and the transaction structure contemplated hereby as may be necessary to reflect any such assignments, and (ii) Parent and Merger Subsidiary and any permissible assignee hereunder may also assign its rights and obligations under this Agreement to a financial institution as collateral in connection with financing the acquisition contemplated hereby. Notwithstanding the foregoing, no such assignment shall (i) relieve the Parent of its obligations hereunder or Ms. Ilitch of her obligations under Sections 6.04, 6.07 and 6.14, or (ii) impose additional filings, notices or other actions which would delay the Merger. THIS AGREEMENT, AND ANY DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PARTIES' RELATIONSHIP TO EACH OTHER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MICHIGAN, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES

OF CONFLICTS OF LAW. The parties hereby (a) submit to the jurisdiction of any federal or state court sitting in the State of Michigan, (b) agree not to object to venue in such courts or to claim that such forum is inconvenient and (c) agree that notice or the service of process in any proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 11.01 of this Agreement.

            SECTION 11.04. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

            SECTION 11.05. Amendments; No Waivers. Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Parent, Merger Subsidiary, MRG and the Company or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that any waiver or amendment shall be effective against a party only if the board of directors of such party approves such waiver or amendment.

            (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

            SECTION 11.06. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement, including that certain Letter of Intent dated February 5, 2005 by and between MGM MIRAGE and Marian Ilitch. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any Party hereto.

            SECTION 11.07. No Third Party Rights. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto and MGM MIRAGE any rights or remedies hereunder except for Section 11.11, which is intended for the benefit of the person and enlity named therein.

            SECTION 11.08. Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

            SECTION 11.09. Expenses. Except as otherwise provided in Section 10.02, each party shall bear its own out-of-pocket costs and expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement.

            SECTION 11.10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

            SECTION 11.11. Principal Stockholders. The Parties acknowledge that not withstanding the fact that this Agreement is being executed in furtherance of the MGM MIRAGE / MRG Merger Agreement, neither Tracinda Corporation nor Kirk Kerkorian, individually or collectively, is a party to this Agreement or any exhibit or agreement provided for herein. Accordingly, the parties hereby agree that in the event (i) there is any alleged breach or default by any party under this Agreement or any exhibit or agreement provided for herein, or (ii) any party has any claim arising from or relating to any such agreement, no party, nor any party claiming through it (to the extent permitted by applicable law), shall commence any proceedings or otherwise seek to impose any liability whatsoever against Tracinda Corporation or Kirk Kerkorian by reason of such alleged breach, default or claim.

                         [SIGNATURES ON FOLLOWING PAGE]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
                                       Mandalay Resort Group

                                       By: /s/ Glenn Schaeffer
                                          --------------------------
                                          Name: GLENN SCHAEFFER
                                          Title: President & CFO

                                       Circus Circus Michigan, Inc.

                                       By: /s/ Glenn Schaeffer
                                          --------------------------
                                          Name: GLENN SCHAEFFER
                                          Title: President & CFO

                                       CCM Merger Inc.

                                       By: /s/ Marian Ilitch
                                          ----------------------------
                                          Name:
                                          Title:

                                       CCM Merger Sub., Inc.

                                       By: /s/ Marian Ilitch
                                          ---------------------------
                                          Name:
                                          Title:

                                       MGM MIRAGE

                                       By: /s/ James J. Murren
                                          ---------------------------
                                       Name: JAMES J. MURREN
                                       Title: President & CFO

                 Solely with respect to Sections 6.04, 6.07 and 6.14,

                                          /s/ Marian Ilitch
                                          ---------------------------
                                          Marian Ilitch